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                                                                                EXHIBIT 11.1






                                  STECK-VAUGHN PUBLISHING CORPORATION
                                             EXHIBIT 11.1
                                   To Form 10-Q dated June 30, 1997
                                   CALCULATION OF EARNINGS PER SHARE
                            (amounts in thousands, except per share amounts)

                                                  Three Months Ended           Six Months Ended
                                                       June 30,                    June 30,
                                                    1997           1996         1997       1996
                                                -----------------------      -------------------
Net Income (Loss)                               $  1,866      $ (2,976)      $ 2,556  $ (2,179)
                                                =======================      ===================

Common Stock

   Shares outstanding from the
     beginning of the period                      14,472         14,317       14,345     14,313

   Shares issued, weighted for
     period held                                     154              3           85          4

   Assumed exercise of stock options
      using the treasury stock method                 96            109           94         90

   Purchase of treasury shares,
     weighted for period held                          -              -         (12)          -
                                                -----------------------      -------------------
   Weighted Average Shares Outstanding            14,722         14,429       14,512     14,407
                                                =======================      ===================

   Earnings (Loss) per Share                   $    0.13     $   (0.21)     $   0.18   $ (0.15)
                                                =======================      ====================
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